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                                                                    Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 1 to Registration Statement No. 333-23021 of Fulcrum Direct, Inc. of our report dated March 28, 1997, on the balance sheets of Storybook Heirlooms, Inc. as of December 31, 1996 and 1995 and the related statements of operations, shareholders equity and cash flows for each of the three years in the period ended December 31, 1996, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.




DELOITTE & TOUCHE LLP
San Francisco, California
August 4, 1997